UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2024

VIVAKOR, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-41286	26-2178141
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5220 Spring Valley Road, Suite 500

Dallas, TX 75254

(Address of principal executive offices)

(949) 281-2606

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	VIVK	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 ENTRY INTO A MATERIAL AGREEMENT.

Executive Employment Agreement

On October 20, 2024 (the “Effective Date”), Vivakor Administration, LLC (the “Company”), a subsidiary of Vivakor, Inc. ("Vivakor"), pursuant to the approval of its Board of Directors (the “Board”), on the recommendation of the Compensation Committee of the Board entered into that certain Executive Employment Agreement with Jeremy Gamboa to join the Company as its Division President, Logistics (the “Gamboa Agreement”).

The Gamboa Agreement provides for an annual base salary of $325,000, payable in equal installments every two weeks. In addition, the Gamboa Agreement provides for annual incentive cash and equity compensation of up to $780,000 based on certain performance goals as further set forth therein. As an inducement to enter into the Gamboa Agreement, Mr. Gamboa shall receive a one-time signing grant of Vivakor common stock equivalent in value to $150,000, which are priced per share based on the volume-weighted average price for the preceding five (5) trading days prior to the execution date of the Gamboa Agreement, subject to an eighteen (18)-month lockup period and a conditional clawback obligation concurrent therewith, which shall be granted within thirty (30) days after the Start Date, as defined therein. Pursuant to the Gamboa Agreement, Mr. Gamboa’s employment is at-will under Texas law, except as modified therein.

Item 1.01 of this Current Report on Form 8-K contains only a brief description of the material terms of the Gamboa Agreement and does not purport to be a complete description of the rights and obligations of the parties to the Gamboa Agreement, and such description is qualified in its entirety by reference to the full text of the Gamboa Agreement, a copy of which is filed herewith as Exhibit 1.01.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

To the extent required by this Item 5.02, the information contained in Item 1.01 is incorporated herein by reference.

Jeremy Gamboa, 49, Division President, Logistics

Jeremy Gamboa is a seasoned operations executive with more than three decades of management experience with midstream trucking, terminaling, and marketing companies, including for several business units recently acquired by Vivakor, as previously announced. Mr. Gamboa previously served as President of Endeavor Crude, LLC since 2024, prior to that as Chief Operating Officer of Ridgeback Energy Partners, LLC from 2018-21, and prior to that as Executive Vice President and Chief Operating Officer of Bridger Logistics, LLC from 2013-16.

The Board believes that Mr. Gamboa’s experience in management and operations and his extensive knowledge in the midstream petroleum industry make him ideally qualified to help lead Vivakor towards continued growth and success.

There are no arrangements or understandings between Mr. Gamboa and any other person pursuant to which he was selected as an officer. There are no existing relationships between Mr. Gamboa or Vivakor or any of their respective subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K or any familial relationship that would require disclosure under Item 401(d) of Regulation S-K.

Exhibit No.	Title
1.01	Executive Employment Agreement dated effective October 1, 2024, by and between Vivakor Administration, LLC, as Company, and Jeremy Gamboa, as Executive
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVAKOR, INC.

Dated: October 24, 2024	By:	/s/ James H. Ballengee
		Name:	James H. Ballengee
		Title:	Chairman, President & CEO

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